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                               CISCO SYSTEMS, INC.
                   INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN


         I. PURPOSE

                  The Cisco Systems, Inc. International Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company's Foreign Subsidiaries with the opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company's common stock at periodic intervals with their accumulated payroll deductions.

         II. DEFINITIONS

                  For purposes of administration of the Plan, the following terms shall have the meanings indicated:

                  CISCO BOARD means the Board of Directors of the Company.

                  CODE means the U.S. Internal Revenue Code of 1986, as amended.

                  COMPANY means Cisco Systems, Inc., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Cisco Systems, Inc. which shall by appropriate action adopt the Plan.

                  CORPORATE AFFILIATE means any corporation, partnership, joint venture or other business entity in which the Company owns, directly or indirectly, stock or a capital or profit interest and with respect to which the Company possesses the power to direct or cause the direction of the management and policies.

                  EARNINGS means the regular basic earnings paid to a Participant by one or more Foreign Subsidiaries, plus overtime payments, bonuses and commissions. There shall be excluded from the calculation of Earnings: (I) all profit-sharing distributions and other incentive-type payments and (II) all contributions made by the Company or its Corporate Affiliates for the Participant's benefit under any employee benefit or welfare plan now or hereafter established.

                  EFFECTIVE DATE means October 1, 1996; provided, however, that any Foreign Subsidiary which elects, with the approval of the Cisco Board, to extend the benefits of this Plan to its Employees after October 1, 1996 shall designate a subsequent Effective Date with respect to its employee-Participants.

                  EMPLOYEE means any individual who is employed on a basis under which he/she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year.

                  FOREIGN SUBSIDIARY shall mean any non-U.S. Corporate Affiliate which elects, with the approval of the Cisco Board, to extend the benefits of this Plan to its Employees. As of the Effective Date, the Foreign Subsidiaries participating in the Plan are listed on attached Schedule A.

                  MONTHLY EXCHANGE DATE means the last U.S. business day of each fiscal month during a purchase period, on which date the foreign currency payroll deductions collected on behalf of the Participants for that month are to be converted into U.S. Dollars.

                  PARTICIPANT means any Employee of a Foreign Subsidiary who is actively participating in the Plan.

                  STOCK means shares of the common stock of the Company.

                  U.S. PLAN shall mean the Company's 1989 Employee Stock Purchase Plan.

     III.         ADMINISTRATION

                  The Plan shall be administered by the Cisco Board or a committee appointed by the Cisco Board. The Plan Administrator (whether the Cisco Board or such committee) shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

      IV.         PURCHASE PERIODS

                  (a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with
Article IX.

                  (b) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.


                                       2.
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                  (c) The Plan shall be implemented in a series of concurrent purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. The initial purchase period will begin on October 1, 1996. Subsequent purchase periods may commence quarterly or semi-annually thereafter. Accordingly, up to four (4) separate purchase periods may commence in each calendar year the Plan remains in existence. The Plan Administrator will announce the date a purchase period will commence and the duration of a purchase period in advance of the last day of the preceding purchase period.

                  (d) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised on the last U.S. business day of the purchase period.

                  (e) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating and must also enroll in the new purchase period prior to the 15th day of the month immediately preceding the start date of that purchase period.

       V.         ELIGIBILITY AND PARTICIPATION

                  (a) Every Employee of a Foreign Subsidiary shall be eligible to participate in the Plan on the first day of the purchase period next following the Employee's completion of thirty (30) days of continuous service with the Company or any Corporate Affiliate.

                  (b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) prior to the 15th day of the month immediately prior to the commencement date of the purchase period. However, any Employee of a Foreign Subsidiary who is a participant in the U.S. Plan immediately prior to the Effective Date shall automatically become a Participant in the initial purchase period under the Plan and such individual's payroll deductions under the Plan shall continue at the same rate authorized under the U.S. Plan immediately prior to the Effective Date unless the Participant shall change such rate in accordance with Section V(c).

                  (c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Earnings paid to the Participant during the period the purchase right remains outstanding, up to a maximum of 10% per purchase right. The deduction rate so authorized shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, prior to


                                       3.
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the end of the purchase period for which the purchase right will remain in effect, reduce such rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Section VII(d) or (e) below.

                  (d) The payroll deduction authorized by the Participant shall be collected in the currency in which paid by the Foreign Subsidiary and converted into U.S. Dollars on each Monthly Exchange Date on the basis of the exchange rate in effect on that Monthly Exchange Date. Any changes or fluctuations in the exchange rate at which the payroll deductions collected on the Participant's behalf are converted into U.S. Dollars on each Monthly Exchange Date shall be borne solely by the Participant.

      VI.         STOCK SUBJECT TO PLAN

                  (a) The Stock purchasable by Participants under the Plan shall, solely in the Cisco Board's discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares which may be issued under this Plan and the U.S. Plan together shall not exceed 9,600,000 shares (subject to adjustment under subparagraph (b) below).

                  (b) In the event any change is made to the Stock purchasable under the Plan by reason of (I) any merger, consolidation or reorganization or
(II) any stock dividend, stock split, combination of shares or other change affecting the outstanding Stock of the Company as a class without receipt of consideration, then unless such change occurs in connection with a Section VII(k) transaction, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable in the aggregate over the term of this Plan and the U.S. Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, (iii) the class and maximum number of shares purchasable by any one officer over the term of the Plan and (iv) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

     VII.         PURCHASE RIGHTS

                  An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                  (a) Purchase Price. The U.S. Dollar purchase price per share shall be the lesser of (i) 85% of the fair market value per share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Stock on the date


                                       4.
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the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any relevant date shall be the closing selling price of such share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any exchange, the mean of the highest bid and the lowest asked prices (or, if such information is available, the closing selling price per share) of the Stock on such date, as reported on the NASDAQ system. If there are no sales of Stock on such day, then the closing selling price (or, to the extent applicable, the mean of the highest bid and lowest asked prices) for the Stock on the next preceding day for which there do exist such quotations shall be determinative of fair market value.

                  (b) Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be determined as follows: the Participant's payroll deductions previously converted into U.S. Dollars on the Participant's behalf on the applicable Monthly Exchange Dates within that purchase period shall be divided by the U.S. Dollar purchase price in effect for that purchase period to determine the number of whole shares of Stock purchasable on the Participant's behalf. Any remaining amount in the Participant's account shall be refunded to the Participant in the currency in which paid by the Foreign Subsidiary. The maximum number of shares purchasable by any Participant pursuant to any one outstanding purchase right shall not exceed 96,000 shares (subject to adjustment under Section VI(b)). In addition, should the Employee be an officer of the Company subject to the short-swing profit restrictions of the Federal securities laws, then the maximum number of shares which such Employee may purchase over the term of the Plan shall not exceed 480,000 shares (subject to adjustment under Section VI(b)). Accordingly, no such officer shall be eligible to receive purchase rights for any purchase period if the number of shares which would otherwise be purchasable by such individual for that purchase period would result in the issuance to such individual of shares of Stock in excess of the maximum number of shares purchasable in the aggregate by such individual over the term of the Plan.

                  Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

                  In addition, the accrual limitations of Section VIII shall apply to all purchase rights.

                  (c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or


                                       5.
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immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant's individual book account under the Plan, initially in the currency in which paid by the Foreign Subsidiary until converted into U.S. Dollars on the applicable Monthly Exchange Date. Accordingly, all purchases of Stock under the Plan are to be made with the U.S. Dollars into which the payroll deductions for the purchase period have been converted on each applicable Monthly Exchange Date within that purchase period. No interest shall be paid on the balance from time to time outstanding in the book account maintained for the Participant. The amounts collected from a Participant may be commingled with the general assets of the Company or the Foreign Subsidiary and may be used for general corporate purposes.

                  (d) Termination of Purchase Rights.

                           (i) A Participant may, on or before the last day of
any purchase period, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and the Participant shall have the following election with respect to any payroll deductions for the purchase period collected prior to the termination date: (A) have the Company refund, in the currency in which paid by the Foreign Subsidiary, the payroll deductions which the Participant made in that purchase period with respect to the terminated purchase right or (B) have such payroll deductions held for the purchase of shares at the end of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period, in the currency in which paid by the Foreign Subsidiary.

                           (ii) The termination shall be irrevocable with
respect to the particular purchase right to which it pertains and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period. However, the Participant may not enroll in the Plan for the first purchase period commencing after the Participant's termination of his or her purchase right.

                  (e) Termination of Employment. Except as otherwise provided under Section VII(f) below, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary. However, should the Participant die or become permanently disabled while in Employee status or should the Participant cease active service by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in


                                       6.
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which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds in the Participant's payroll account at the time of his/her cessation of Employee status or the commencement of such leave, with the withdrawn funds to be paid in the same currency in which paid by the Foreign Subsidiary, or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status or the commencement of such leave. Should the Participant return to active service following a leave of absence, then his/her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided such return to service occurs prior to the expiration date of the purchase period in which such leave began.

                  For purposes of the Plan, a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

                  (f) Transfer of Employment. In the event that a Participant who is an Employee of a Foreign Subsidiary is transferred and becomes an Employee of the Company during a purchase period under the Plan, such individual shall continue to remain a Participant in the Plan and payroll deductions shall continue to be collected until the next purchase date as if the Participant had remained an Employee of the Foreign Subsidiary.

                  In the event that an Employee of the Company who is a participant in the U.S. Plan is transferred and becomes an Employee of a Foreign Subsidiary during a purchase period in effect under the U.S. Plan, such individual shall automatically become a Participant under the Plan for the duration of the purchase period in effect at that time under the Plan and the balance in such individual's book account maintained under the U.S. Plan shall be transferred as a balance to a book account opened for such individual under the Plan. Such balance, together with all other payroll deductions collected from such individual by the Foreign Subsidiary for the remainder of the purchase period under the Plan (as converted into U.S. Dollars), shall be applied on the next purchase date to the purchase of Stock under the Plan.

                  (g) Stock Purchase. The Stock subject to the purchase right of each Participant (other than Participants whose purchase rights have previously terminated in accordance with Section VII(d) or (e) above) shall be automatically purchased on the Participant's behalf on the last business day of the purchase period such purchase right remains outstanding.


                                       7.
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                  (h) Proration of Purchase Rights. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants, in the currency in which paid by the Foreign Subsidiary.

                  (i) Rights as Stockholder. A Participant shall have no rights as a stockholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant's behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

                  As soon as practicable after the date of each purchase, a stock certificate for the number of shares purchased on the Participant's behalf shall be deposited in a Company-designated brokerage account established for the Participant.

                  (j) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant's lifetime the purchase rights shall be exercisable only by the Participant.

                  (k) Merger or Liquidation of Company. In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction, as converted into U.S. Dollars on the applicable Monthly Exchange Dates, to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b). Payroll deductions not yet converted into U.S. Dollars at the time of such transaction shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect at the time of such transaction, and the applicable limitation on the number of shares of Stock purchasable per Participant shall continue to apply to each purchase. Should the Corporation sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital stock of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall be effected immediately prior to the


                                       8.
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effective date of such disposition, but only to the extent those purchase rights are attributable to the Employees of such Foreign Subsidiary.

         VIII.    ACCRUAL LIMITATIONS

                  (a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US$25,000) worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                  (b) For purposes of applying the accrual limitations of
Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

                           (i) The right to acquire Stock under each such
purchase right shall accrue as and when the purchase right first becomes exercisable on the last business day of each purchase period the right remains outstanding.

                           (ii) No right to acquire Stock under any outstanding
purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Twenty-Five Thousand U.S. Dollars (US$25,000) worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

                           (iii) If by reason of the Section VIII(a)
limitations, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded in the currency in which paid by the Foreign Subsidiary.

                  (c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

         IX.      AMENDMENT AND TERMINATION

                  The Cisco Board may from time to time alter, amend, suspend or discontinue the Plan with respect to one or more Foreign Subsidiaries; provided, however, that no such


                                       9.
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action shall adversely affect purchase rights at the time outstanding under the
Plan. The Cisco Board may also terminate the Plan in its entirety immediately following the end of any purchase period. In such event, no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

         X.       GENERAL PROVISIONS

                  (a) The Plan shall become effective on the designated Effective Date, provided that no purchase rights granted under the Plan shall be exercised, and no shares of Stock shall be issued hereunder, until the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation. In the event such Company compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Cisco Board, the Plan shall terminate and have no further force or effect and all sums collected from Participants during the initial purchase period hereunder shall be refunded in the currency in which paid by the Foreign Subsidiaries.

                  (b) The Plan shall terminate upon the earlier of (i) January 3, 2000 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

                  (c) All costs and expenses incurred in the administration of the Plan shall be paid by the Company or the Foreign Subsidiary.

                  (d) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Cisco Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

                  (e) Additional or different provisions for individual Foreign Subsidiaries may be incorporated in one or more Addenda to the Plan. Such Addenda shall have full force and effect with respect to the Foreign Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addendum and one or more other provisions of the Plan, other than the provisions of Article VIII, the provisions of the Addendum shall be controlling.


                                       10.
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                                   Schedule A

                    Foreign Subsidiaries Participating in the
                   International Employee Stock Purchase Plan

                              as of October 1, 1996


                              Cisco do Brasil Ltda.

                            Cisco Systems Canada Ltd.

                           Cisco Systems (Chile) S.A.

                         Cisco Systems (Colombia) Ltda.

                          Cisco Sistemas de Redes S.A.

                      Cisco Systems de Mexico S.A. de C.V.

                          Cisco Systems Venezuela, C.A.

                        Cisco Systems Australia Pty Ltd.

                             Cisco Systems (HK) Ltd.

                           Cisco Systems (India) Ltd.

                           Cisco Systems (Korea) Ltd.

                       Cisco Systems (Malaysia) Sdn. Bhd.

                         Cisco Systems New Zealand Ltd.

                          Cisco Systems (USA) Pte. Ltd.

                          Cisco Systems (Thailand) Ltd.

                           Cisco Systems Austria GmbH

                           Cisco Systems Belgium S.A.

                      Cisco Systems (Czech Republic) s.r.o.


                                      A-1.

                          Cisco Systems Europe S.A.R.L.

                               Cisco Systems GmbH

                          Cisco Systems (Italy) S.r.l.

                        Cisco Systems (Netherlands) B.V.

                      Cisco Systems South Africa (Pty) Ltd.

                           Cisco Systems (Spain), S.L.

                         Cisco Systems Sweden Aktiebolag

                         Cisco Systems (Switzerland) AG

                              Cisco Systems Limited

                            Nihon Cisco Systems K.K.


                                      A-2.